Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

Glimcher Realty Trust
Columbus, Ohio

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-197000 and 333-201531) of Washington Prime Group Inc. of our report dated February 26, 2015, relating to the consolidated financial statements of Glimcher Realty Trust which appears in this Form 8-K/A.

/s/ BDO USA, LLP
Chicago, Illinois

February 26, 2015